Exhibit 16

June 15, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K/A dated May 21, 2009 of Blue Ridge Real Estate Company and Big Boulder Corporation and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Very truly yours,

/s/ Parente Randolph, LLC

Parente Randolph, LLC